 Exhibit (d)(9)

September 29, 2016

SUB-ADVISORY AGREEMENT

RMB CAPITAL MANAGEMENT, LLC

115 S. LaSalle St., 34th Floor

Chicago, Illinois 60603

MENDON CAPITAL ADVISORS CORP.
150 Allens Creek Road
Rochester, New York 14618

WHEREAS, RMB Capital Management, LLC (the “Adviser”) has entered into an Investment Advisory Agreement with RMB Investors Trust (the “Trust”) dated September 29, 2016 (“Investment Advisory Agreement”), an investment company registered under the Investment Company Act of 1940 (“1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Board of Trustees of the Trust (“Trustees”) and the Adviser desire to retain Mendon Capital Advisors Corp. (the “Sub-Adviser”) to render investment advisory and other services to the funds specified in Schedule A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter sets forth in this sub-advisory agreement (the “Agreement”);

WHEREAS, the Adviser has the authority under the Investment Advisory Agreement, with the consent of the Trustees to select sub-advisers for each Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund;

NOW, THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.                  Acceptance of Appointment. The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided.

2.                  Delivery of Documents. The Adviser will provide the Sub-Advisor with each Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (“Prospectus”) and instructions, policies and directions of the Trustees pertaining to the Adviser and each Fund, as in effect from time to time. The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents as well as such other information as is reasonably necessary for the Sub-Adviser to carry out its obligations under this Agreement.

3.                  Investment Services. The Sub-Adviser will use its best efforts to provide to the Funds continuing and suitable investment advice with respect to investments, consistent with the investment policies, objectives and restrictions of the Funds as set forth in the Funds’ Prospectus. In the performance of the Sub-Adviser’s duties hereunder, subject always to the provisions contained in the documents delivered to the Sub-Adviser pursuant to Section 2 above, as from time to time amended or supplemented, the restrictions (including, without limitation, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company), and any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Trustees may from time to time establish and deliver to the Sub-Adviser, the Sub-Adviser will, at its own expense:

(a)                comply with (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Funds;

(b)               cooperate fully with the Trust, the Board of Trustees of the Trust and its officers, and the Adviser and its officers, including the Trust’s and Adviser’s Chief Compliance Officers, with respect to any and all compliance related matters;

(c)                determine what securities shall be purchased for the Funds, what securities shall be held or sold, what portion of the Funds’ assets shall be held uninvested and furnish the Adviser and the Funds with advice and recommendations, consistent with the investment policies, objectives and restrictions of the Funds as set forth above, with respect to the purchase, holding and disposition of portfolio securities and other permitted investments;

(d)               furnish the Adviser and the Funds with advice in connection with policy decisions to be made by the Trustees or any committee thereof about the Funds’ investments and, as requested, furnish the Funds with research, economic and statistical data in connection with the Funds’ investments and investment policies that are reasonably available to the Sub-Adviser and necessary for the Sub-Adviser to perform its obligations hereunder;

(e)                submit such reports relating to the valuation of the Funds’ securities as the Adviser may reasonably request;

(f)                subject to prior consultation with the Adviser, assist the Funds in any negotiations relating to the Funds’ investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors;

(g)               consistent with the provisions of Section 9 of this Agreement, place orders for the purchase, sale or exchange of portfolio securities for the Funds’ account with brokers or dealers selected by the Adviser or the Sub-Adviser, provided that in connection with the placing of such orders and the selection of such brokers or dealers the Sub-Adviser will seek to obtain best price and execution, except as otherwise provided in the prospectus and statement of additional information of the Funds or except as otherwise required by the Funds;

(h)               from time to time or at any time reasonably requested by the Adviser or the Trustees, make reports to the Adviser or the Trustees, as requested, of the Sub-Adviser’s

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performance of the foregoing services and on such other matters as the Trustees may reasonably request;

(i)                 subject to the supervision of the Adviser, maintain and preserve the records required by the 1940 Act to be maintained by the Sub-Adviser (the Sub-Adviser agrees that such records are the property of the Funds and copies will be surrendered to the Funds promptly upon request therefor);

(j)                 give instructions to the custodian (including any sub-custodian) of the Funds as to deliveries of securities to and from such custodian and payments of cash for the account of the Funds, and advise the Adviser on the same day such instructions are given;

(k)               maintain errors and omissions insurance coverage in an appropriate scope and amount and upon request provide to the Adviser any information it may reasonably require concerning the amount of or scope of such insurance;

(l)                 cooperate with the Trust’s independent public accountants and take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties;

(m)             prepare and cause to be filed in a timely manner Form 13F and Schedule 13G, if required, with respect to securities held by a Fund;

(n)               notify the Adviser and the Trust of any change in its ownership, including any change of control, and of any changes to key personnel who are either portfolio manager(s) of the Fund or senior management of the Sub-Adviser in time sufficiently prior to any such change to enable the Adviser and the Trust to comply with the provisions of the 1940 Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation with respect to any such change; and

(o)               cooperate generally with the Funds and the Adviser to provide information necessary for the preparation of registration statements and periodic reports to be filed with the Securities and Exchange Commission, including Form N-1A, semi-annual reports on Forms N-SAR and N-CSR, periodic statements, shareholder communications and proxy materials furnished to holders of shares of the Funds, filings with states and with United States agencies responsible for tax matters, and other reports and filings of like nature.

The Sub-Adviser shall conform its conduct to, and will ensure that its advice with respect to the Funds complies with, the 1940 Act and all rules and regulations thereunder, the requirements for qualification of the Funds as a regulated investment company under Subchapter M of the Code, all other applicable federal and state laws and regulations and with the provisions of the Funds’ Prospectus as amended or supplemented.

4.                  Independent Contractor; Exclusivity.

(a)                In the performance of its duties hereunder, the Sub-Adviser is and will be an independent contractor and unless otherwise expressly provided or authorized will have no

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authority to act for or represent the Funds or the Adviser in any way or otherwise be deemed to be an agent of the Funds or of the Adviser.

(b)               The Sub-Adviser’s services to the Funds pursuant to this Agreement are deemed to be exclusive for the entire period that this Agreement is in effect. The Sub-Adviser may render investment advice, management and other services only to clients that are not publicly offered registered investment companies that would be in direct competition with the Funds (for avoidance of doubt, any publicly offered registered investment company that invests primarily in equity securities of financial industry companies is considered to be in direct competition with the Funds). Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Sub-Adviser from serving as the sub-adviser to any other fund sponsored by the Adviser.

5.                  Expenses Paid by the Sub-Adviser. The Sub-Adviser will pay the cost of maintaining the staff and personnel necessary for it to perform its obligations under this Agreement, the expenses of office rent, telephone, telecommunications and other facilities that it is obligated to provide in order to perform the services specified in Section 3, and any other expenses incurred by it in connection with the performance of its duties hereunder as well as its reporting obligations hereunder.

6.                  Expenses of the Funds not Paid by the Sub-Adviser. The Sub-Adviser will not be required to pay any expenses which this Agreement does not expressly state will be payable by the Sub-Adviser. In particular, and without limiting the generality of the foregoing but subject to the provisions of Section 3, the Sub-Adviser will not be required to pay any Fund expense or to reimburse the Adviser for any such expense that the Adviser is required to pay or costs of any broker-dealer in connection with the Funds.

7.                  Compensation of the Sub-Adviser.

(a)                The Adviser will pay the Sub-Adviser, as compensation for services and expenses assumed hereunder, a fee as set forth in Schedule B for each Fund. Sub-advisory fees payable hereunder will be computed daily and paid monthly in arrears, within 30 calendar days after the related month end. If this Agreement is effective subsequent to the first day of the month, or if this Agreement is terminated, the fee provided in this section will be computed on the basis of the number of days in the month for which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The Sub-Adviser understands and agrees that neither the Trust nor the Funds has any liability for the Sub-Adviser’s fee hereunder. Calculations of the Sub-Adviser’s fee will be based on average net asset values as provided by the Adviser.

(b)               The compensation earned by and payable to the Sub-Adviser under this Agreement will be held in an interest-bearing escrow account with the Funds’ custodian or a bank. Upon approval by the affirmative vote of a “majority of outstanding voting securities” (as defined in Section 2(a)(42) of the 1940 Act) of each Fund of a new Investment Advisory Agreement (the “New Advisory Agreement”) by and between the Trust and the Adviser during the term of this Agreement, the amount in the escrow account (including any interest earned) will be paid to the Sub-Adviser. If the New Advisory Agreement is not approved, the Sub-Adviser

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will be paid out of the escrow account, the lesser of: (a) any costs incurred by the Sub-Adviser in performing its obligations under this Agreement (plus interest earned on that amount while in escrow); or (b) the total amount allocated to the Sub-Adviser in the escrow account (plus interest earned). All rights to compensation under this Agreement for services performed as of the termination date will survive the termination of this Agreement.

8.                  Other Activities of the Sub-Adviser and its Affiliates. Except as provided in Section 4 above, nothing herein contained will prevent the Sub-Adviser or any of its directors, managers, members, officers, employees, or affiliates from engaging in any other business or from acting as investment adviser or investment manager for any other person or entity, whether or not having investment policies or a portfolio similar to the Funds. Except as provided in Section 4 above, it is specifically understood that the directors, managers, members, officers and employees of the Sub-Adviser and its affiliates may engage in providing portfolio management services and advice to other investment advisory clients of the Sub-Adviser or of its affiliates.

9.                  Avoidance of Inconsistent Position and Brokerage. In connection with purchases or sales of portfolio securities for the account of the Funds, neither the Sub-Adviser nor any of its directors, managers, members, officers, employees or affiliates will act as principal or agent or receive any compensation, other than the compensation provided for in this Agreement. The Sub-Adviser or its agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the Funds with brokers or dealers selected by it, which may include affiliates of the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser is directed at all times to seek for the Funds the most favorable price and efficient execution available. It is also understood that it is desirable for the Funds that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Funds with such certain brokers, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of the Funds, it will act solely as investment counsel for such clients and not in any way on behalf of the Funds.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other of its clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

The Sub-Adviser will not knowingly recommend that the Funds purchase, sell or retain securities of any issuer in which the Sub-Adviser or any of its directors, managers, members, officers or employees has a financial interest without obtaining prior approval of the Adviser

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prior to the execution of any such transaction. For avoidance of doubt, it is agreed that neither the Sub-Adviser nor any of its directors, managers, members, officers or employees shall be deemed to have a financial interest in the securities of any issuer solely as a result of any of the Sub-Adviser’s other clients having a financial interest in such issuer. Access persons (as defined in Rule 17j-1 under the 1940 Act) of the Sub-Adviser will provide personal trading reports to a person designated by the Funds in accordance with the Funds’ code of ethics applicable to the Sub-Adviser.

10.              Limitation of Liability of the Sub-Adviser. Neither the Sub-Adviser nor any director, manager, member, officer or employee of the Sub-Adviser will be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Funds or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

11.              Duration and Termination of this Agreement.

(a)                With respect to each Fund, this Agreement shall take effect on the date which this Agreement has been approved by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) of such Fund (the “Effective Date”) and shall remain in effect through June 30, 2017, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

(b)               This Agreement may be terminated with respect to a Fund by the Board of Trustees, the Adviser, or by vote of a majority of the outstanding voting securities of the Fund, without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund.

(c)                This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

(d)               Any “assignment” (as that term is defined in the 1940 Act) of this Agreement will result in automatic termination of this Agreement. The Sub-Adviser will notify the Trust and the Adviser of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Funds or senior management of the Sub-Adviser, in each case prior to or promptly after, such change. The Sub-Adviser agrees to bear all reasonable

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legal, printing, mailing, proxy and related expenses of the Trust and the Sub-Adviser, if any, arising out of an assignment of this Agreement by the Sub-Adviser.

12.              Amendment of this Agreement.

(a)                No provision of this Agreement may be changed or waived orally, but only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No amendment, transfer, assignment, sale, hypothecation or pledge of this Agreement will be effective until approved by the Adviser and the Trustees, including a majority of the Independent Trustees in the manner prescribed by the 1940 Act and the rules and regulations thereunder, and (b) a majority of the outstanding voting securities of the Funds, as defined in the 1940 Act, subject however to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation, order or interpretive position.

(b)               It shall be the Sub-Adviser’s responsibility to furnish to the Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Sections 11 or 12 hereof.

13.              Proxy Voting. Unless the Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Adviser or the Funds or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any securities held in the Funds without consultation with the Adviser or the Funds, provided that the Sub-Adviser will follow any written instructions received from the Adviser or the Funds with respect to voting as to particular issues. The Sub-Adviser shall further respond to all corporate action matters incident to the securities held in the Funds including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations.

14.              Use of Names. The Sub-Adviser from time to time shall make available, without charge to the Adviser or the Trust, the Mendon Capital Advisors Corp. trademark (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in a Fund’s Prospectus and/or a Fund’s sales literature. Upon termination of this Agreement, the Adviser and the Trust must promptly cease use of the Mark.

15.              Miscellaneous.

(a)                The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The obligations of the Funds are not personally binding upon, nor will resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Funds’ property will be bound. The Funds will not be liable for the obligations of any other series of the Trust.

(b)               The Sub-Adviser promptly shall notify the Adviser in writing of the occurrence of any of the following events: (i) the Sub-Adviser shall fail to be registered as an investment advisor under the Advisers Act and under the laws of any jurisdiction in which the

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Sub-Adviser is required to be registered as an investment advisor in order to perform its obligations under this Agreement; (ii) the Sub-Adviser shall have been served or otherwise have received written notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund and which, if successful on the merits, would have a material adverse effect on any Fund or the performance by the Sub-Adviser of its obligations under this Agreement; (iii) the Sub-Adviser obtains actual knowledge of a material violation of the Sub-Adviser’s Code of Ethics and, again, when action has been taken to rectify such violation; (iv) any financial condition that is likely to have a material adverse effect on the Sub-Adviser’s ability to perform its obligations under this Agreement, including, but not limited to, entry of an order for relief under the U.S. Bankruptcy Code; (v) any disciplinary event the Sub-Adviser is required to disclose on Form ADV under the Advisers Act; or (vi) any other event within the Sub-Adviser’s control that the Sub-Advisor believes could reasonably be expected to have a material adverse effect on the ability of the Sub-Adviser to perform its obligations under this Agreement.

(c)                Nothing herein contained will limit or restrict the Sub-Adviser or any of its directors, managers, members, officers, employees or affiliates from buying, selling or trading in any securities for its or their own account or accounts. The Trust on behalf of the Funds acknowledges that the Sub-Adviser and its directors, managers, members, officers, employees and affiliates, and its other clients may, subject to compliance with the Funds’ code of ethics applicable to the Sub-Adviser, at any time have, acquire, increase, decrease or dispose of positions in investments which are at the same time being acquired or disposed of by the Funds. The Sub-Adviser will have no obligation to acquire for the Funds, a position in any investment which the Sub-Adviser, its directors, managers, members, officers, employees or affiliates may acquire for its or their own accounts or for the account of another client if, in the sole discretion of the Sub-Adviser, it is not feasible or desirable to acquire a position in such investment for the Funds. Nothing herein contained will prevent the Sub-Adviser from purchasing or recommending the purchase of a particular security for one or more funds or clients while other funds or clients may be selling the same security.

16.              Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 10, shall be governed by the internal substantive laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the laws of the State of Delaware, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal or state courts within the State of New York, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

17.              No Third-Party Beneficiaries. The Trust and the Funds are intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, no person other than the Adviser and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Trust or the

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Funds) and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Adviser or Sub-Adviser, or (ii) create or give rise to any duty or obligation on the part of the Adviser or Sub-Adviser (including without limitation any fiduciary duty) to any person other than the Funds and the Trust, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Yours very truly, RMB CAPITAL MANAGEMENT, LLC By: /s/ Walter Clark Name: Walter Clark Its: Chief Operating Officer
RMB INVESTORS TRUST By: /s/ Walter Clark Name: Walter Clark Its: President

The foregoing Agreement is hereby agreed to as of the date thereof.

MENDON CAPITAL ADVISORS CORP. By: /s/ Anton Schutz Name: Anton Schutz Its: President
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SCHEDULE A

As of September 29, 2016:

Fund	Fee Schedule
RMB Mendon Financial Services Fund	Fee Schedule B-1
RMB Mendon Financial Long/Short Fund	Fee Schedule B-2
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ScheDULE B-1 – RMB MenDON FINANCIAL SERVICES FUND

ANNUAL SUB-ADVISORY FEE RATE

Annual Fee Rate as a Percentage Fund of Average Daily Net Asset Value
RMB Mendon Financial Services Fund	0.375%

The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.

If this Agreement becomes effective as to the RMB Mendon Financial Services Fund subsequent to the first day of a month, or terminates before the last day of a month, your compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the RMB Mendon Financial Services Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

Schedules Page-2

SCHEDULE B-2 – RMB MENDON FINANCIAL LONG/SHORT FUND

ANNUAL SUB-ADVISORY FEE RATE

1.       The Adviser shall pay the Sub-Adviser, as compensation for its services and expenses assumed hereunder, a fee as set forth below for the RMB Mendon Financial Long/Short Fund (the “Fund”).

2.       The fee payable hereunder shall be composed of the Basic Fee (as defined below) and a Performance Adjustment (as defined below) to the Basic Fee based upon the investment performance of the Fund in relation to the investment record of the Philadelphia Bank Index (the “Index”). It being understood that the Adviser’s fee under the Investment Advisory Agreement is subject to a similar Performance Adjustment. Any change in the method of computing the Performance Adjustment under the Investment Advisory Agreement shall result in a corresponding change in the method of computing the Performance Adjustment hereunder.

3.       The “Basic Fee” shall be equal to 0.40% per annum of the Fund’s average daily net assets.

4.       The “Performance Adjustment” consists of an adjustment to the monthly Basic Fee to be made by applying a performance adjustment rate to the average net assets of the Fund over the Performance Period (as defined below). The resulting dollar figure shall be added to or subtracted from the Basic Fee depending on whether the Fund experienced better or worse performance than the Index.

The performance adjustment rate shall be equal to 0.01% per annum for each percentage point rounded to the nearer point (the higher point if exactly one-half point) that the Fund’s investment performance for the period was better or worse than the record of the Index (as then constituted). The maximum Performance Adjustment is plus or minus 0.10% per annum. In addition, as the Fund’s average daily net assets over the Performance Period may differ substantially from the Fund’s average daily net assets during the current year, the Performance Adjustment may be further adjusted to the extent necessary to ensure that the total Performance Adjustment to the Basic Fee on an annualized basis does not exceed 0.10%.

The “Performance Period” shall consist of a rolling 36 month period consisting of the most recently completed month and the previous 35 months, or such shorter period since commencement of the Fund’s operations.

The Fund’s investment performance will be measured by comparing the (i) opening net asset value of one Class A share of the Fund on the first business day of the Performance Period with (ii) the closing net asset value of one Class A share of the Fund as of the last business day of such Performance Period. In computing the investment performance of the Fund and the investment record of the Index, distributions of realized capital gains, the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period and dividends paid out of investment income on the part of the Fund, and all cash distributions of the companies whose stock comprise the Index, will be treated as

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reinvested in accordance with Rule 205-1 (or any other applicable rule) under the Investment Advisers Act of 1940, as the same from time to time may be amended.

The computation of the Performance Adjustment shall not be cumulative. A positive fee adjustment will apply even though the performance of the Fund over some period of time shorter than the Performance Period has been behind that of the Index, and, conversely, a negative fee adjustment will apply for the month even though the performance of the Fund over some period of time shorter than the Performance Period has been ahead of that of the Index.

5.       An appropriate percentage (based on the number of days in the current month) of the annual Performance Adjustment rate shall be multiplied by the Fund’s average net assets (computed in the manner set forth in the Trust’s registration statement adjusted as provided above, if applicable) determined as of the close of business on each business day throughout the performance period. The resulting dollar amount is added to or deducted from the Basic Fee.

6.       If this Agreement becomes effective or terminates before the last day of a month, the Basic Fee then in effect shall be computed on the basis of the period from the effective date to the end of the month or from the beginning of the month to the date of termination, as the case may be, subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The amount of any Performance Adjustment to the Basic Fee will be computed on the basis of and applied to net assets averaged over the 36 month period (or such shorter period since commencement of the Fund’s operations) ending on the last business day on which this Agreement is in effect.

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